99.5 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

North Square Evanston Multi-Alpha Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$12,096,544	(a)	$153.10	$1,851.98		(b)
Fees Previously Paid	–				–
Total Transaction Valuation	$12,096,544	(a)
Total Fees Due for Filing				$1,851.98

Total Fees Previously Paid					–
Total Fee Offsets					–
Net Fee Due				$1,851.98

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.